Exhibit 99.1

4602 East Thomas Road
Phoenix, Arizona 85018
Telephone: (602) 437-5400
Fax: (602) 437-1681

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 826-5051	Chief Executive Officer
info@BerkmanAssociates.com	www.meadowvalley.com

Meadow Valley Reports 21.4% Increase in Second Quarter Revenue
Construction Services Revenue Increased 43.7%
     PHOENIX, ARIZONA, August 9, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the second quarter of 2007, highlighted by a 43.7% increase in construction services revenue and a 21.4% increase in total revenue.
Second Quarter Results
     For the three months ended June 30, 2007, consolidated revenue increased 21.4% to $58.7 million compared to $48.3 million for the three months ended June 30, 2006.
     Construction services revenue increased 43.7% to $36.3 million compared to $25.3 million last year, as the Company began work on many of the heavy highway construction projects added to backlog this year. Contract backlog at June 30, 2007 was $104.4 million, 45.9% greater than a year ago and 15.7% greater than backlog at the end of this year’s first quarter.
     Construction materials revenue decreased 3.7% to $22.1 million compared to $23.0 million last year, as weakness in the housing industry offset continued growth in demand for ready mix concrete in non-residential construction. Cubic yards of concrete sold decreased 6.9% compared to last year’s second quarter, while average unit sales price increased 4.8%.
     Consolidated gross margin was 8.2% for the second quarter of 2007 compared to 9.9% for the second quarter of 2006. Construction services gross margin was 6.8% for this year’s second quarter compared to 7.6% for the second quarter of 2006, reflecting conservative margins projected in the early phases of new construction projects. Construction materials gross margin was 10.7% compared to 12.4% for the second quarter 2007 and 2006, respectively, reflecting lower volume and higher fixed costs associated with capacity expansion programs initiated in 2006.
     General and administrative expenses were $3.2 million for the second quarter of 2007 compared to $2.7 million for the second quarter 2006. This increase primarily reflected higher business development and Sarbanes-Oxley compliance costs.
     Net income after minority interest for the second quarter of 2007 was $0.86 million, or $0.16 per diluted share, based on approximately 5.3 million diluted shares outstanding. This compares to net income after minority interest for the second quarter of 2006 of $0.87 million, or $0.19 per diluted share, based on approximately 4.5 million diluted shares outstanding. Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (AMEX:RMX), completed an initial public offering of its common stock in August 2005. At June 30, 2007, Meadow Valley owned 2,501,550 shares, or approximately 66%, of the outstanding common stock of RMI after purchasing 476,550 shares on June 29, 2007. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes. Meadow Valley subsequently purchased 89,662 additional shares of RMI in negotiated transactions.
     At June 30, 2007, Meadow Valley reported working capital of $22.4 million, including cash and cash equivalents of $27.7 million. At December 31, 2006, working capital was $27.3 million, including cash and cash equivalents and restricted cash of $30.0 million. Shareholders’ equity increased to $31.6 million at June 30, 2007 compared to $31.3 million at December 31, 2006.
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Meadow Valley Reports 21.4% Increase in Second Quarter Revenue
August 9, 2007
Page Two
Six Months Results
     For the six months ended June 30, 2007, consolidated revenue increased 7.7% to $101.3 million compared to $94.1 million for the six months ended June 30, 2006. Construction services revenue increased 18.3% to $59.1 million for the six months ended June 30, 2007, compared to $49.9 million for the six months ended June 30, 2006, and construction materials revenue decreased 5.2% to $41.8 million compared to $44.1 million for the same respective periods.
     Net income after minority interest for the first six months of 2007 was $1.4 million, or $0.26 per diluted share, based on approximately 5.3 million diluted shares outstanding. This compares to net income after minority interest for the first six months of 2006 of $1.7 million, or $0.39 per diluted share, based on approximately 4.5 million diluted shares outstanding.
Discussion and Analysis
     “The increase in contract backlog provides a solid foundation for our construction services business for the balance of 2007. Our heavy highway construction work is performing well, and delivering margins consistent with our bid estimates. The increase in our bonding capacity, which now stands at approximately $200 million in the aggregate and $60 million for a single project, is the primary driver for this improvement in our construction services segment. Year to date, we have bid on more than twice as much work in contract dollars compared to the same period last year, and we have maintained a win rate consistent with our historical performance. Between now and October 1st, we plan to bid on projects valued at more than $200 million,” said Chief Executive Officer Bradley Larson.
     Larson continued, “In our materials segment, non-residential construction in our primary markets in Las Vegas and Phoenix has remained strong, but the persistent weakness in residential construction that became evident in 2006 has reduced total demand for ready mix concrete, put downward pressure on prices, and reduced our ability to pass on rising costs associated with our expansion initiatives and materials cost increases. While we expect these market forces to continue to affect the performance of our materials segment in this year’s second half, the underlying factors that drive demand for our products, such as population and job growth, continue unabated in both of the geographic markets we serve, and we remain confident that the business is on the right track for the future.”
Conference Call
     Meadow Valley has scheduled a conference call today at 12:00 p.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21344603 after 2:00 p.m. ET.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Construction services	$36,338,017	$25,288,003	$59,061,711	$49,907,031
Construction materials	22,103,800	22,959,604	41,814,357	44,090,244
Construction materials testing	209,185	69,262	423,608	69,262

Total revenue	58,651,002	48,316,869	101,299,676	94,066,537

Cost of revenue:
Construction services	33,852,768	23,365,663	54,665,443	45,909,736
Construction materials	19,746,381	20,119,029	37,355,924	38,576,711
Construction materials testing	253,552	65,250	527,039	65,250

Total cost of revenue	53,852,701	43,549,942	92,548,406	84,551,697

Gross profit:
Construction services	2,485,249	1,922,340	4,396,268	3,997,295
Construction materials	2,357,419	2,840,575	4,458,433	5,513,533
Construction materials testing	(44,367)	4,012	(103,431)	4,012

Total gross profit	4,798,301	4,766,927	8,751,270	9,514,840
General and administrative expenses	3,205,523	2,713,169	6,222,499	5,472,111

Income from operations	1,592,778	2,053,758	2,528,771	4,042,729

Other income (expense):
Interest income	398,880	169,210	768,163	358,466
Interest expense	(68,001)	(78,608)	(146,265)	(153,733)
Other income	64,145	24,665	165,850	45,403

	395,024	115,267	787,748	250,136

Income before income taxes	1,987,802	2,169,025	3,316,519	4,292,865
Income tax expense	(757,884)	(806,812)	(1,229,677)	(1,591,138)

Income before minority interest in consolidated subsidiary	1,229,918	1,362,213	2,086,842	2,701,727
Minority Interest in consolidated subsidiary	373,445	488,486	700,476	964,042

Net income	$856,473	$873,727	$1,386,366	$1,737,685

Basic net income per common share	$0.17	$0.21	$0.27	$0.42

Diluted net income per common share	$0.16	$0.19	$0.26	$0.39

Basic weighted average common shares outstanding	5,128,793	4,161,732	5,124,545	4,158,088

Diluted weighted average common shares outstanding	5,314,305	4,481,183	5,305,079	4,478,871

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$27,670,133	$29,354,582
Restricted cash	—	605,243
Accounts receivable, net	33,651,974	25,990,763
Prepaid expenses and other	1,668,567	2,820,768
Inventory, net	1,251,055	1,366,534
Costs and estimated earnings in excess of billings on uncompleted contracts	462,015	1,254,860
Note receivable	108,640	106,499
Deferred tax asset	580,474	561,199

Total current assets	65,392,858	62,060,448
Property and equipment, net	36,493,390	35,553,000
Refundable deposits	884,141	1,492,967
Note receivable, less current portion	480,500	535,360
Claims receivable	2,463,880	2,463,880

Total assets	$105,714,769	$102,105,655

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,985,232	$13,298,114
Accrued liabilities	5,365,318	7,569,928
Notes payable	4,638,325	4,837,628
Obligations under capital leases	148,428	332,898
Income tax payable	93,414	399,536
Billings in excess of costs and estimated earnings on uncompleted contracts	13,791,995	8,366,754

Total current liabilities	43,022,712	34,804,858
Notes payable, less current portion	13,730,386	13,894,382
Obligations under capital leases, less current portion	7,765	102,100
Deferred tax liability	2,974,857	2,974,857

Total liabilities	59,735,720	51,776,197

Commitments and contingencies
Minority interest in consolidated subsidiary	14,424,956	18,988,244

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,129,760 and 5,098,679 issued and outstanding	5,130	5,099
Additional paid-in-capital	20,023,938	21,197,456
Capital adjustments	(799,147)	(799,147)
Retained earnings	12,324,172	10,937,806

Total stockholders’ equity	31,554,093	31,341,214

Total liabilities and stockholders’ equity	$105,714,769	$102,105,655